News Release

For Immediate Release:	For More Information, Contact:
July 22, 2026	Katie Doyle
336-286-8741

First Bancorp Reports Second Quarter Results

Second Quarter 2026 Financial Data
(Dollars in 000s, except per share data)	Q2-2026	Q1-2026	Q2-2025
Summary Income Statement
Total interest income	$148,315	$142,390	$136,731
Total interest expense	37,049	35,274	40,065
Net interest income	111,266	107,116	96,666
Provision for credit losses	1,169	3,083	2,212
Noninterest income	16,034	15,178	14,292
Noninterest expenses	62,761	60,218	58,924
Income tax expense	12,851	12,334	11,256
Net income	$50,519	$46,659	$38,566

Key Metrics
Diluted EPS	$1.22	$1.13	$0.93
Book value per share	41.49	40.68	37.53
Tangible book value per share	29.84	29.01	25.82
ROA	1.56%	1.48%	1.24%
ROCE	11.89%	11.22%	10.11%
ROTCE	16.88%	16.05%	15.25%
NIM	3.71%	3.67%	3.32%
NIM- T/E	3.73%	3.69%	3.32%
Efficiency ratio	49.12%	49.05%	53.00%
Quarterly NCO ratio	0.04%	0.06%	0.06%
ACL ratio	1.39%	1.42%	1.47%

Capital Ratios (1)
Tangible common equity to tangible assets	9.83%	9.63%	8.83%
Common equity tier I capital ratio	14.09%	14.13%	14.64%
Total risk-based capital ratio	16.06%	16.12%	16.90%
(1) June 30, 2026 ratios are preliminary.

Second Quarter 2026 Highlights
• D-EPS was $1.22 per share for the second quarter of 2026 compared to $1.13 for the linked quarter and $0.93 for the like quarter.
•The net interest margin was 3.71% for the quarter ended June 30, 2026, an expansion of 0.04% from the linked quarter and 0.39% from the like quarter.
•The efficiency ratio for the quarter ended June 30, 2026 was 49.12%, compared to 49.05% for the linked quarter and 53.00% for the like quarter.
•Total assets exceeded $13 billion at June 30, 2026, the highest level in First Bancorp's history.
•Total loans were $9.0 billion at June 30, 2026, representing an increase of $194.9 million, or 8.9% annualized.
•Total loan yield was 5.67%, up 10 basis points from the linked quarter and 14 basis points from the like quarter.
•The yield on securities decreased 3 basis points to 2.71% from 2.74% for the linked quarter.
•Total cost of funds increased 3 basis points to 1.34% for the quarter ended June 30, 2026 from 1.31% for the linked quarter and decreased 14 basis points from the like quarter.
•Average core deposits were $11.0 billion, an increase of $181.0 million for the linked quarter and $268.1 million from the like quarter. Total cost of deposits was 1.31%, an increase of 3 basis points for the linked quarter and a decrease of 12 basis points from the like quarter.
•Noninterest expenses of $62.8 million represented a $2.5 million increase from the linked quarter and a $3.8 million increase from the like quarter. The linked quarter increase was driven by a $2.0 million increase in Total personnel expense.
•Noninterest-bearing demand deposits were $3.6 billion, representing 32% of total deposits at June 30, 2026. During the second quarter of 2026, period end customer deposits grew by 2.6% annualized.
•The loan-to-deposit ratio was 81.1% as of June 30, 2026.
•On July 14, 2026, First Bancorp announced its pending acquisition of First Carolina Bancshares Corporation, scheduled to close in late 2026 or early 2027.

Second Quarter 2026 Results
SOUTHERN PINES, N.C. - First Bancorp (the "Company") (NASDAQ - FBNC), the parent company of First Bank, reported unaudited second quarter earnings today. The Company reported net income of $50.5 million, or $1.22 diluted earnings per share ("D-EPS"), for the three months ended June 30, 2026 compared to $46.7 million, or $1.13 D-EPS, for the three months ended March 31, 2026 ("linked quarter") and $38.6 million, or $0.93 D-EPS, for the second quarter of 2025 ("like quarter").
On July 14, 2026, the Company announced an agreement to acquire First Carolina Bancshares Corporation ("First Carolina"), and its subsidiary, Carolina Bank & Trust Company ("Carolina Bank") headquartered in Florence, South Carolina, in a 75% stock and 25% cash transaction. This transaction is subject to regulatory approvals and approval of First Carolina's shareholders, and is expected to close in the late fourth quarter of 2026 or early first quarter of 2027. Carolina Bank operates 14 branches throughout the Pee Dee region of South Carolina and had approximately $831 million in total assets, $596 million in loans, and $714 million in deposits at June 30, 2026.
The Company continued to enhance net interest income and net interest margin ("NIM") during the second quarter of 2026. The Company recorded net interest income of $111.3 million for the current quarter, compared to $107.1 million for the linked quarter and $96.7 million for the like quarter. NIM for the second quarter of 2026 expanded to 3.71% from 3.67% for the linked quarter and 3.32% for the like quarter.
Noninterest expenses were $62.8 million for the second quarter of 2026, up from $60.2 million for the linked quarter, and $58.9 million for the like quarter. The efficiency ratio was 49.12% for the quarter ended June 30, 2026 , compared to 49.05% for the linked quarter and 53.00% for the like quarter.
Richard H. Moore, Chairman and CEO of the Company, stated, “First Bancorp continued to build on its positive start to 2026 with strong second quarter financial results driven by continued margin expansion, prudent balance sheet execution, high quality loans and a controlled efficiency ratio. Earnings continue to benefit from the repositioning of lower-yielding assets into higher-yielding opportunities, while our liquidity position, capital levels, and credit quality remain strong. We are pleased with our performance through the first half of the year and remain confident in our ability to sustain positive momentum and deliver continued success in 2026. We are excited about the acquisition of First Carolina which brings talented bankers and will help us accelerate our South Carolina growth expansion."

Net Interest Income and Net Interest Margin
Net interest income for the second quarter of 2026 was $111.3 million, an increase of 3.9% from the linked quarter of $107.1 million and an increase of 15.1% from the like quarter of $96.7 million. The increase in net interest income from the linked and like quarters resulted from additional loan volume and increasing loan yield through originations as well as one additional earning day compared to the linked quarter. The increase from the like quarter also resulted from our focused efforts to manage deposit costs after the rate cuts by the Federal Reserve in 2025.
The Company’s NIM for the second quarter of 2026 was 3.71%, an increase of 4 basis points from the linked quarter and 39 basis points from the like quarter.
The linked quarter expansion of NIM was driven a $114.9 million increase in average loans along with a 10 basis points expansion in loan yield. Additionally, short-term investments contributed an additional $1.5 million from increased balances partially reduced by lower yields. Offsetting these increases, the cost of interest bearing deposits increased 5 basis points on growth of $98.8 million in average balances. Driving these increases, the average balance of money market deposits increased $99.6 million while the cost of those deposits increased 8 basis points.
The like quarter expansion of NIM was driven by growth of $708.9 million in average loans, coupled with a 14 basis point yield increase as well as the cost of interest bearing deposits decreasing 20 basis points. The Company shifted its mix of interest-earning assets to higher yielding assets from the like quarter, with loans increasing from

Second Quarter 2026 Results
70.1% of average interest-earning assets to 74.1% in the current quarter, while securities contracted from 25.6% of average interest-earning assets to 22.3% and short-term investments contracted from 4.3% of average interest-bearing assets to 3.7% .

	For the Three Months Ended
YIELD INFORMATION	June 30, 2026	March 31, 2026	June 30, 2025

Yield on loans	5.67%	5.57%	5.53%
Yield on securities	2.71%	2.74%	2.41%
Yield on other earning assets	3.99%	4.36%	4.63%
Yield on total interest-earning assets	4.95%	4.88%	4.69%

Cost of interest-bearing deposits	1.94%	1.89%	2.14%
Cost of borrowings	6.64%	6.68%	7.22%
Cost of total interest-bearing liabilities	1.99%	1.94%	2.20%
Total cost of funds	1.34%	1.31%	1.48%
Cost of total deposits	1.31%	1.28%	1.43%

Net interest margin (1)	3.71%	3.67%	3.32%
Net interest margin - tax-equivalent (2)	3.73%	3.69%	3.32%
Average prime rate	6.75%	6.75%	7.50%

(1) Calculated by dividing annualized net interest income by average earning assets for the period.
(2) Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. The tax-equivalent amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed using the expected tax rate and is reduced by the related nondeductible portion of interest expense.

See Appendix H regarding loan purchase discount accretion and its impact on the Company's NIM.

Provision for Credit Losses and Credit Quality
For the three months ended June 30, 2026, March 31, 2026 and June 30, 2025, the Company recorded $1.2 million, $3.1 million and $2.2 million in provision for credit losses, respectively. The provision for the second quarter of 2026 was driven by net charge-offs of $1.0 million. The Allowance for Credit Losses increased $0.2 million to $124.9 million, or 1.39% of loans. Additionally, the $22 thousand provision for unfunded commitments during the quarter was the result of additional unfunded lending commitments.
The Company did not adjust its incremental reserve for potential exposure from Hurricane Helene, maintaining a $1.9 million reserve as of June 30, 2026. The remaining incremental reserve contributed two basis points to the Allowance for Credit Losses at period end.
Asset quality remained strong with annualized net loan charge-offs of 0.04% for the second quarter of 2026. Total nonperforming assets ("NPAs") totaled $44.9 million at June 30, 2026, or 0.34% of total assets, up slightly from 0.32% at March 31, 2026 and 0.28% at June 30, 2025.

Second Quarter 2026 Results
The following table presents the summary of NPAs and asset quality ratios for each period.

ASSET QUALITY DATA ($ in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Nonperforming assets
Nonaccrual loans	$44,283	$41,032	$34,625
Accruing loans > 90 days past due	—	—	—
Total nonperforming loans	44,283	41,032	34,625
Foreclosed real estate	659	740	1,218
Total nonperforming assets	$44,942	$41,772	$35,843

Asset Quality Ratios
Quarterly net charge-offs to average loans - annualized	0.04%	0.06%	0.06%
Nonperforming loans to total loans	0.49%	0.47%	0.42%
Nonperforming assets to total assets	0.34%	0.32%	0.28%
Allowance for credit losses to total loans	1.39%	1.42%	1.47%

Noninterest Income
Total noninterest income for the second quarter of 2026 was $16.0 million, a $0.9 million increase from the linked quarter, primarily related to a $0.7 million increase in Other income, net. The current quarter reflected a 12.2% increase from $14.3 million for the like quarter, primarily related to a $1.0 million increase in Other income net.

Noninterest Expenses
Noninterest expenses amounted to $62.8 million for the second quarter of 2026 compared to $60.2 million for the linked quarter and $58.9 million for the like quarter. The $2.5 million, or 4.2%, increase in noninterest expense from the linked quarter was driven by a $2.0 million increase in Total personnel expenses. The $3.8 million increase from the like quarter was driven by a $3.3 million increase in Total personnel expenses. While noninterest expenses have been increasing, they are the result of the Company's continued growth as the efficiency ratio was 49.12% for the quarter ended June 30, 2026, compared to 49.05% for the linked quarter and 53.00% for the like quarter.

Income Taxes
Income tax expense totaled $12.9 million for the second quarter of 2026 compared to $12.3 million for the linked quarter and $11.3 million for the like quarter, reflecting effective tax rates of 20.3%, 20.9% and 22.6% for the respective periods.

Balance Sheet
Total assets at June 30, 2026 were $13.0 billion, an increase of $93.9 million, or 2.9% annualized, from the linked quarter and $433.4 million, or 3.4%, from a year earlier.

Second Quarter 2026 Results
Key period end balance sheet components are presented below.

BALANCES ($ in thousands)	June 30, 2026	March 31, 2026	June 30, 2025	Change 2Q26 vs 1Q26	Change 2Q26 vs 2Q25

Total assets	$13,041,615	$12,947,734	$12,608,265	0.7%	3.4%
Loans	8,988,748	8,793,814	8,225,650	2.2%	9.3%
Investment securities	2,448,787	2,491,035	2,661,236	(1.7)%	(8.0)%
Total cash and cash equivalents	550,332	597,991	711,286	(8.0)%	(22.6)%
Noninterest-bearing deposits	3,597,565	3,596,629	3,542,626	—%	1.6%
Interest-bearing deposits	7,487,302	7,415,854	7,287,754	1.0%	2.7%
Borrowings	74,717	74,643	92,237	0.1%	(19.0)%
Shareholders’ equity	1,716,460	1,682,950	1,556,180	2.0%	10.3%
Driven by principal paydowns and maturities, total investment securities decreased to $2.4 billion at June 30, 2026, a $42.2 million decrease from the linked quarter. Total unrealized losses on available for sale investment securities were $204.5 million at June 30, 2026, as compared to $197.7 million at March 31, 2026 and $298.9 million at June 30, 2025.
Total loans were $9.0 billion at June 30, 2026, an increase of $194.9 million, or 8.9% annualized, from March 31, 2026 and an increase of $763.1 million, or 9.3%, from June 30, 2025. Adjusting for the paydown of one larger seasonal loan, loan growth for the current quarter was 10.9% annualized. Please see the below table for total loan portfolio mix. As of June 30, 2026, there were no notable concentrations in geographies within North Carolina or South Carolina or within industries, including in office or hospitality categories, which are included in the "commercial real estate - non-owner occupied" category in the table below. The Company's exposure to non-owner occupied office loans represented approximately 6.2% of the total portfolio at June 30, 2026, with the largest loan being $33.0 million and with an average loan outstanding balance of $1.4 million. Non-owner occupied office loans are generally in non-metro markets and the ten largest loans in this category represent less than 2% of the total loan portfolio.
The following table presents the period end balance and portfolio percentage by loan category.

LOAN PORTFOLIO	June 30, 2026		March 31, 2026		June 30, 2025
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Commercial and industrial	$1,014,295	11%	$1,000,037	11%	$911,227	11%
Construction, development & other land loans	847,912	10%	821,826	10%	633,529	8%
Commercial real estate - owner occupied	1,358,100	15%	1,352,473	15%	1,254,596	15%
Commercial real estate - non-owner occupied	2,974,749	33%	2,921,210	33%	2,758,629	34%
Multi-family real estate	619,489	7%	545,586	6%	509,419	6%
Residential 1-4 family real estate	1,728,367	19%	1,717,550	20%	1,731,397	21%
Home equity loans/lines of credit	377,949	4%	369,062	4%	355,876	4%
Consumer loans	68,692	1%	66,430	1%	70,137	1%
Loans, gross	8,989,553	100%	8,794,174	100%	8,224,810	100%
Unamortized net deferred loan fees/(costs)	(805)		(360)		840
Total loans	$8,988,748		$8,793,814		$8,225,650
Total deposits were $11.1 billion at June 30, 2026, an increase of $72.4 million, or 2.6% annualized, from March 31, 2026 and $254.5 million, or 2.3%, from June 30, 2025.

Second Quarter 2026 Results
The Company has a diversified and granular deposit base which has remained a stable funding source with noninterest-bearing deposits comprising 32% of total deposits at June 30, 2026. As presented in the table below, our deposit mix has remained relatively consistent.

DEPOSIT PORTFOLIO	June 30, 2026		March 31, 2026		June 30, 2025
($ in thousands)	Amount	Percentage	Amount	Percentage	Amount	Percentage

Noninterest-bearing checking accounts	$3,597,565	32%	$3,596,629	33%	$3,542,626	33%
Interest-bearing checking accounts	1,422,592	13%	1,462,606	13%	1,443,010	13%
Money market accounts	4,754,782	43%	4,631,619	42%	4,446,485	41%
Savings accounts	510,392	5%	519,266	5%	536,247	5%
Other time deposits	475,744	4%	489,257	4%	514,865	5%
Time deposits >$250,000	318,821	3%	308,177	3%	337,382	3%
Total customer deposits	11,079,896	100%	11,007,554	100%	10,820,615	100%
Brokered deposits	4,971	—%	4,929	—%	9,765	—%
Total deposits	$11,084,867	100%	$11,012,483	100%	$10,830,380	100%
As of June 30, 2026 and March 31, 2026, estimated insured deposits totaled $6.5 billion, or 58.9%, and $6.5 billion, or 59.0%, of total deposits, respectively. In addition, at June 30, 2026 and March 31, 2026, there were collateralized deposits of $748.7 million and $723.8 million, respectively, such that approximately 65.7% and 65.6%, respectively, of our total deposits were insured or collateralized at those dates.

Capital
The Company maintains capital in excess of well-capitalized regulatory requirements, with an estimated total risk-based capital ratio at June 30, 2026 of 16.06%, down from the linked quarter ratio of 16.12% and from the like quarter ratio of 16.90%.
The Company has elected to exclude accumulated other comprehensive income ("AOCI") related primarily to available for sale securities from common equity tier 1 capital. AOCI is included in the Company’s tangible common equity ("TCE") to tangible assets ratio (a non-GAAP financial measure) which was 9.83% at June 30, 2026, an increase of 20 basis points from the linked quarter and 100 basis points from June 30, 2025. The increase in TCE from the like quarter was driven by improvements in the level of unrealized losses on the available for sale securities portfolio, arising from market value improvements and the 2025 securities loss-earnback transactions. Please refer to Appendix A for a reconciliation of common equity to TCE (a non-GAAP measure) and Appendix C for a calculation of the TCE ratio (a non-GAAP measure).

CAPITAL RATIOS	June 30, 2026 (estimated)	March 31, 2026	June 30, 2025

Tangible common equity to tangible assets (non-GAAP)	9.83%	9.63%	8.83%
Common equity tier I capital ratio	14.09%	14.13%	14.64%
Tier I leverage ratio	11.60%	11.46%	11.23%
Tier I risk-based capital ratio	14.81%	14.87%	15.45%
Total risk-based capital ratio	16.06%	16.12%	16.90%

Liquidity
Liquidity is evaluated as both on-balance sheet (primarily cash and cash-equivalents, unpledged securities and other marketable assets) and off-balance sheet (readily available lines of credit and other funding sources). The

Second Quarter 2026 Results
Company continues to manage liquidity sources, including unused lines of credit, at levels believed to be adequate to meet its operating needs for the foreseeable future.
The Company's on-balance sheet liquidity ratio (net liquid assets as a percent of net liabilities) at June 30, 2026 was 15.7%. In addition, the Company had approximately $2.4 billion in available lines of credit at that date resulting in a total liquidity ratio of 32.8%.

Second Quarter 2026 Results

About First Bancorp
First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of $13.0 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 113 branches in North Carolina and South Carolina. Since 1935, First Bank has taken a tailored approach to banking, combining best-in-class financial solutions, helpful local expertise, and technology to manage a home or business. First Bank also provides SBA loans to customers through its nationwide network of lenders. Member FDIC, Equal Housing Lender.
Please visit our website at www.LocalFirstBank.com for more information.
First Bancorp's common stock is traded on The NASDAQ Global Select Market under the symbol "FBNC."
Caution about Forward-Looking Statements: This News Release release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the risks and uncertainties relating to the level of success in integrating acquisitions, (including the ability to successfully integrate First Carolina into First Bank; to realize the anticipated benefits of the acquisition; deposit attrition, customer loss or other revenue loss following completed acquisitions may be greater than anticipated; and the integration of operations and personnel may require more time and expense); actions of government regulators; the level of market interest rates; and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

Non-GAAP Measures
In this Earnings Release, we present certain measures of our performance that are calculated by methods other than in accordance with generally accepted accounting principles (“GAAP”). Company management uses these non-GAAP measures for purposes of evaluating our performance. Non-GAAP measures exclude or include amounts that are not normally excluded or included in the most directly comparable measure determined in accordance with GAAP. Company management believes an appropriate analysis of the Company's financial performance requires an understanding of the factors underlying such performance. Non-GAAP financial measures should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP. Please see the Appendices attached to this Earnings Release for reconciliations of return on tangible common equity, tangible common equity, tangible book value per share, the tangible common equity ratio, adjusted net income and adjusted diluted earnings per share.

Second Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED INCOME STATEMENT
	For the Three Months Ended			For the Six Months Ended
($ in thousands, except per share data - unaudited)	June 30, 2026	March 31, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Interest income
Interest and fees on loans	$125,845	$120,747	$112,921	$246,592	$223,418
Interest on investment securities:
Taxable interest income	16,925	17,556	16,857	34,481	32,381
Tax-exempt interest income	1,115	1,115	1,116	2,230	2,232
Other, principally overnight investments	4,430	2,972	5,837	7,402	11,324
Total interest income	148,315	142,390	136,731	290,705	269,355
Interest expense
Interest on deposits	35,812	34,046	38,405	69,858	76,524
Interest on borrowings	1,237	1,228	1,660	2,465	3,318
Total interest expense	37,049	35,274	40,065	72,323	79,842
Net interest income	111,266	107,116	96,666	218,382	189,513
Provision for credit losses	1,169	3,083	2,212	4,252	3,328
Net interest income after provision for credit losses	110,097	104,033	94,454	214,130	186,185
Noninterest income
Service charges on deposit accounts	4,205	3,954	3,976	8,159	7,743
Other service charges and fees	5,986	5,942	6,605	11,928	12,524
Presold mortgage loan fees and gains on sale	660	669	315	1,329	765
Commissions from sales of financial products	1,707	1,492	1,388	3,199	2,796
SBA loan sale gains	529	903	151	1,432	203
Bank-owned life insurance income	1,358	1,340	1,221	2,698	2,449
Other Income, net	1,589	878	636	2,467	768
Total noninterest income	16,034	15,178	14,292	31,212	27,248
Noninterest expenses
Salaries, incentives and commissions expense	31,529	29,978	29,005	61,507	57,666
Employee benefit expense	6,958	6,516	6,187	13,474	12,282
Total personnel expense	38,487	36,494	35,192	74,981	69,948
Occupancy and equipment expense	4,961	5,355	5,195	10,316	10,387
Intangibles amortization expense	1,199	1,247	1,468	2,446	2,984
Other operating expenses	18,114	17,122	17,069	35,236	33,516
Total noninterest expenses	62,761	60,218	58,924	122,979	116,835
Income before income taxes	63,370	58,993	49,822	122,363	96,598
Income tax expense	12,851	12,334	11,256	25,185	21,626
Net income	$50,519	$46,659	$38,566	$97,178	$74,972
Earnings per common share:
Basic	$1.22	$1.13	$0.93	$2.35	$1.81
Diluted	1.22	1.13	0.93	2.35	1.81

Second Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary

CONSOLIDATED BALANCE SHEETS
($ in thousands - unaudited)	June 30, 2026	March 31, 2026	June 30, 2025
Assets
Cash and due from banks, noninterest-bearing	$128,424	$135,176	$139,486
Due from banks, interest-bearing	421,908	462,815	571,800
Total cash and cash equivalents	550,332	597,991	711,286

Securities available for sale	1,939,075	1,979,606	2,144,831
Securities held to maturity	509,712	511,429	516,405
Presold mortgages and SBA loans held for sale	12,304	11,191	8,928

Loans	8,988,748	8,793,814	8,225,650
Allowance for credit losses on loans	(124,894)	(124,734)	(120,545)
Net loans	8,863,854	8,669,080	8,105,105

Premises and equipment, net	138,129	139,374	141,661
Accrued interest receivable	38,272	37,296	36,681
Goodwill	478,750	478,750	478,750
Other intangible assets, net	14,786	15,985	19,920
Bank-owned life insurance	195,984	194,626	190,817
Other assets	300,417	312,406	253,881
Total assets	$13,041,615	$12,947,734	$12,608,265

Liabilities
Deposits:
Noninterest-bearing deposits	$3,597,565	$3,596,629	$3,542,626
Interest-bearing deposits	7,487,302	7,415,854	7,287,754
Total deposits	11,084,867	11,012,483	10,830,380

Borrowings	74,717	74,643	92,237
Accrued interest payable	3,813	3,733	4,340
Other liabilities	161,758	173,925	125,128
Total liabilities	11,325,155	11,264,784	11,052,085

Shareholders’ equity
Common stock	966,777	968,675	973,041
Retained earnings	906,976	866,387	812,657
Stock in rabbi trust assumed in acquisition	(534)	(893)	(869)
Rabbi trust obligation	534	893	869
Accumulated other comprehensive loss	(157,293)	(152,112)	(229,518)
Total shareholders’ equity	1,716,460	1,682,950	1,556,180
Total liabilities and shareholders’ equity	$13,041,615	$12,947,734	$12,608,265

Second Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary

TREND INFORMATION
	For the Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

PERFORMANCE RATIOS (annualized)
ROA (1)	1.56%	1.48%	0.49%	0.64%	1.24%
Adjusted ROA (2)	1.56%	1.48%	1.54%	1.31%	1.24%
ROCE (3)	11.89%	11.22%	3.83%	5.14%	10.11%
Adjusted ROCE (4)	11.89%	11.22%	12.01%	10.55%	10.11%
ROTCE (5)	16.88%	16.05%	5.80%	7.83%	15.25%
Adjusted ROTCE (6)	16.88%	16.05%	17.45%	15.66%	15.25%
Efficiency ratio (7)	49.12%	49.05%	73.75%	66.95%	53.00%
Adjusted efficiency ratio (7)	49.12%	49.05%	48.53%	51.09%	53.00%

COMMON SHARE DATA
Cash dividends declared - common	$0.24	$0.24	$0.23	$0.23	$0.23
Book value per common share	$41.49	$40.68	$39.89	$38.67	$37.53
Tangible book value per share (8)	$29.84	$29.01	$28.23	$26.98	$25.82
Common shares outstanding at end of period	41,374,221	41,375,026	41,466,227	41,465,437	41,468,098
Weighted average shares outstanding - diluted	41,375,377	41,459,357	41,481,132	41,481,542	41,441,393

CAPITAL INFORMATION (preliminary for current quarter)
Tangible common equity to tangible assets (9)	9.83%	9.63%	9.61%	9.12%	8.83%
Common equity tier I capital ratio	14.09%	14.13%	14.10%	14.35%	14.64%
Total risk-based capital ratio	16.06%	16.12%	16.12%	16.58%	16.90%

(1) Calculated by dividing annualized net income by average assets.
(2) See Appendix D for a reconciliation of ROA to adjusted ROA.
(3) Calculated by dividing annualized tangible net income (net income adjusted for intangible asset amortization, net of tax), by average common equity. See Appendix E for the components of the calculation.

(4) See Appendix E for a reconciliation of ROCE to adjusted ROCE.
(5) Return on average tangible common equity is a non-GAAP financial measure. See Appendix F for the components of the calculation and the reconciliation of average common equity to average TCE.
(6) See Appendix F for a reconciliation of ROTCE to adjusted ROTCE.
(7) See Appendix G for a reconciliation of the efficiency ratio to the adjusted efficiency ratio.
(8) Tangible book value per share is a non-GAAP financial measure. See Appendix A for a reconciliation of common equity to tangible common equity and Appendix B for the resulting calculation.
(9) Tangible common equity ratio is a non-GAAP financial measure. See Appendix A for a reconciliation of common equity to tangible common equity and Appendix C for the resulting calculation.

Second Quarter 2026 Results

	For the Three Months Ended
INCOME STATEMENT ($ in thousands except per share data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net interest income	$111,266	$107,116	$106,199	$102,489	$96,666
Provision for credit losses	1,169	3,083	4,732	3,442	2,212
Noninterest income	16,034	15,178	(22,299)	(12,879)	14,292
Noninterest expense	62,761	60,218	62,223	60,211	58,924
Income before income taxes	63,370	58,993	16,945	25,957	49,822
Income tax expense	12,851	12,334	1,232	5,594	11,256
Net income	$50,519	$46,659	$15,713	$20,363	$38,566

Earnings per common share - diluted	$1.22	$1.13	$0.38	$0.49	$0.93

Second Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS - QUARTERS

	For the Three Months Ended
	June 30, 2026			March 31, 2026			June 30, 2025
($ in thousands)	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate
Assets
Loans (1) (2)	$8,896,592	$125,845	5.67%	$8,781,728	$120,747	5.57%	$8,187,662	$112,921	5.53%
Taxable securities	2,384,076	16,925	2.84%	2,442,140	17,556	2.88%	2,697,338	16,857	2.50%
Non-taxable securities	283,645	1,115	1.57%	284,712	1,115	1.57%	287,848	1,116	1.55%
Short-term investments, primarily interest-bearing cash	444,845	4,430	3.99%	276,471	2,972	4.36%	505,912	5,837	4.63%
Total interest-earning assets	12,009,158	148,315	4.95%	11,785,051	142,390	4.88%	11,678,760	136,731	4.69%
Cash and due from banks	136,181			147,124			153,074
Premises and equipment	139,177			139,775			142,090
Other assets	664,823			690,864			484,448
Total assets	$12,949,339			$12,762,814			$12,458,372
Liabilities
Interest-bearing checking	$1,420,738	$2,233	0.63%	$1,416,600	$2,230	0.64%	$1,434,559	$2,426	0.68%
Money market deposits	4,666,044	28,268	2.43%	4,566,409	26,516	2.35%	4,358,877	29,947	2.76%
Savings deposits	516,779	250	0.19%	524,123	241	0.19%	538,843	252	0.19%
Other time deposits	487,071	2,790	2.30%	495,115	2,819	2.31%	534,242	3,088	2.32%
Time deposits >$250,000	314,506	2,271	2.90%	304,089	2,240	2.99%	345,916	2,692	3.12%
Total interest-bearing deposits	7,405,138	35,812	1.94%	7,306,336	34,046	1.89%	7,212,437	38,405	2.14%
Short-term borrowings	757	1	0.72%	745	1	0.61%	848	2	1.09%
Long-term borrowings	73,950	1,236	6.70%	73,858	1,227	6.74%	91,351	1,658	7.28%
Total interest-bearing liabilities	7,479,845	37,049	1.99%	7,380,939	35,274	1.94%	7,304,636	40,065	2.20%
Noninterest-bearing checking	3,597,511			3,515,359			3,522,117
Other liabilities	167,595			179,753			101,069
Shareholders’ equity	1,704,388			1,686,763			1,530,550
Total liabilities and shareholders’ equity	$12,949,339			$12,762,814			$12,458,372
Net yield on interest-earning assets and net interest income		$111,266	3.71%		$107,116	3.67%		$96,666	3.32%
Net yield on interest-earning assets and net interest income – tax-equivalent (3)		$111,732	3.73%		$107,595	3.69%		$96,877	3.32%
Interest rate spread			2.96%			2.94%			2.49%
Average prime rate			6.75%			6.75%			7.50%
(1)   Average loans include nonaccruing loans, the effect of which is to lower the average rate shown.
(2)   Includes accretion of discount on acquired loans of $1.1 million, $1.1 million and $1.5 million for the three months ended June 30, 2026, March 31, 2026 and June 30, 2025, respectively.
(3)   Includes tax-equivalent adjustments to reflect the net tax benefit that we receive related to tax-exempt securities and loans as reduced by the related nondeductible portion of interest expense.

Second Quarter 2026 Results

First Bancorp and Subsidiaries Financial Summary
AVERAGE BALANCES AND NET INTEREST INCOME ANALYSIS - YEAR-TO-DATE

	For the Six Months Ended
	June 30, 2026			June 30, 2025
($ in thousands)	Average Volume	Interest Earned or Paid	Average Rate	Average Volume	Interest Earned or Paid	Average Rate
Assets
Loans (1) (2)	$8,839,477	$246,592	5.62%	$8,147,750	$223,418	5.52%
Taxable securities	2,412,948	34,481	2.86%	2,663,390	32,381	2.43%
Non-taxable securities	284,176	2,230	1.57%	288,373	2,232	1.55%
Short-term investments, primarily interest-bearing cash	361,123	7,402	4.13%	504,652	11,324	4.52%
Total interest-earning assets	11,897,724	290,705	4.92%	11,604,165	269,355	4.67%
Cash and due from banks	141,622			143,469
Premises and equipment	139,474			142,574
Other assets	677,771			453,023
Total assets	$12,856,591			$12,343,231
Liabilities
Interest-bearing checking	$1,418,681	$4,462	0.63%	$1,433,066	$4,923	0.69%
Money market deposits	4,616,502	54,785	2.39%	4,348,277	59,126	2.74%
Savings deposits	520,429	491	0.19%	538,973	493	0.18%
Other time deposits	491,071	5,609	2.30%	546,377	6,441	2.38%
Time deposits >$250,000	309,327	4,511	2.94%	349,028	5,541	3.20%
Total interest-bearing deposits	7,356,010	69,858	1.92%	7,215,721	76,524	2.14%
Short-term borrowings	751	2	0.66%	822	3	0.86%
Long-term borrowings	73,904	2,463	6.72%	91,259	3,315	7.32%
Total interest-bearing liabilities	7,430,665	72,323	1.96%	7,307,802	79,842	2.20%
Noninterest-bearing checking	3,556,662			3,449,013
Other liabilities	173,640			87,032
Shareholders’ equity	1,695,624			1,499,384
Total liabilities and shareholders’ equity	$12,856,591			$12,343,231
Net yield on interest-earning assets and net interest income		$218,382	3.69%		$189,513	3.28%
Net yield on interest-earning assets and net interest income – tax-equivalent (3)		$219,327	3.71%		$190,161	3.30%
Interest rate spread			2.96%			2.47%
Average prime rate			6.75%			7.50%
(1)   Average loans include nonaccruing loans, the effect of which is to lower the average rate shown.
(2)   Includes accretion of discount on acquired loans of $2.1 million and $3.2 million for the six months ended June 30, 2026 and June 30, 2025, respectively.
(3)   Includes tax-equivalent adjustments to reflect the net tax benefit that we receive related to tax-exempt securities and loans as reduced by the related nondeductible portion of interest expense.

Second Quarter 2026 Results

Reconciliation of non-GAAP measures
APPENDIX A: Reconciliation of Common Equity to Tangible Common Equity ("TCE")

	For the Three Months Ended
($ in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Total shareholders' common equity	$1,716,460	$1,682,950	$1,654,168	$1,603,323	$1,556,180
Less: Goodwill and other intangibles, net of related taxes	(481,673)	(482,640)	(483,644)	(484,623)	(485,657)
Tangible common equity	$1,234,787	$1,200,310	$1,170,524	$1,118,700	$1,070,523

APPENDIX B: Calculation of Tangible Book Value Per Share ("TBVPS")

	For the Three Months Ended
($ in thousands except per share data)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Tangible common equity (Appendix A)	$1,234,787	$1,200,310	$1,170,524	$1,118,700	$1,070,523

Common shares outstanding	41,374,221	41,375,026	41,466,227	41,465,437	41,468,098
Tangible book value per common share	$29.84	$29.01	$28.23	$26.98	$25.82

APPENDIX C: TCE Ratio

	For the Three Months Ended
($ in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Tangible common equity (Appendix A)	$1,234,787	$1,200,310	$1,170,524	$1,118,700	$1,070,523

Total assets	13,041,615	12,947,734	12,668,339	12,750,263	12,608,265
Less: Goodwill and other intangibles, net of related taxes	(481,673)	(482,640)	(483,644)	(484,623)	(485,657)
Tangible assets ("TA")	$12,559,942	$12,465,094	$12,184,695	$12,265,640	$12,122,608
TCE to TA ratio	9.83%	9.63%	9.61%	9.12%	8.83%

APPENDIX D: Calculation of Return on Average Assets ("ROA") and Adjusted ROA

	For the Three Months Ended
($ in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net income (A)	$50,519	$46,659	$15,713	$20,363	$38,566
After-tax impact of loss-earnback	—	—	33,581	21,433	—
Adjusted net income (B)	$50,519	$46,659	$49,294	$41,796	$38,566

Average total assets (C)	$12,949,339	$12,762,814	$12,716,139	$12,640,016	$12,458,372

ROA (A/C)	1.56%	1.48%	0.49%	0.64%	1.24%
Adjusted ROA (B/C)	1.56%	1.48%	1.54%	1.31%	1.24%

Second Quarter 2026 Results

Reconciliation of non-GAAP measures, continued
APPENDIX E: Calculation of Return on Common Equity ("ROCE") and Adjusted ROCE

	For the Three Months Ended
($ in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net income (A)	$50,519	$46,659	$15,713	$20,363	$38,566
After-tax impact of loss-earnback	—	—	33,581	21,433	—
Adjusted net income (B)	$50,519	$46,659	$49,294	$41,796	$38,566

Average common equity (C)	$1,704,388	$1,686,763	$1,627,976	$1,571,104	$1,530,550

ROCE (A/C)	11.89%	11.22%	3.83%	5.14%	10.11%
Adjusted ROCE (B/C)	11.89%	11.22%	12.01%	10.55%	10.11%

APPENDIX F: Calculation of Return on TCE ("ROTCE") and Adjusted ROTCE

	For the Three Months Ended
($ in thousands)	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Net Income	$50,519	$46,659	$15,713	$20,363	$38,566
Intangible asset amortization, net of taxes	923	960	994	1,066	1,123
Tangible Net income (A)	51,442	47,619	16,707	21,429	39,689
After-tax impact of loss-earnback	—	—	33,581	21,433	—
Adjusted tangible net income (B)	$51,442	$47,619	$50,288	$42,862	$39,689

Average common equity	$1,704,388	$1,686,763	$1,627,976	$1,571,104	$1,530,550
Less: Average goodwill and other intangibles, net of related taxes	(482,326)	(483,314)	(484,313)	(485,331)	(486,393)
Average TCE (C)	$1,222,062	$1,203,449	$1,143,663	$1,085,773	$1,044,157

ROTCE (A/C)	16.88%	16.05%	5.80%	7.83%	15.25%
Adjusted ROTCE (B/C)	16.88%	16.05%	17.45%	15.66%	15.25%

APPENDIX G: Efficiency Ratio and Adjusted Efficiency Ratio

	For the Three Months Ended
	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025

Noninterest expenses (A)	$62,761	$60,218	$62,043	$60,171	$58,924

Nointerest income (B)	16,034	15,178	(22,479)	(12,951)	14,292
Securities losses, net	—	—	(43,722)	(27,905)	—
Adjusted nointerest income (C)	16,034	15,178	21,243	14,954	14,292

Net interest income – tax-equivalent (D)	111,732	107,595	106,601	102,829	96,877

Efficiency ratio A/(B+D)	49.12%	49.05%	73.75%	66.95%	53.00%
Adjusted efficiency ratio A/(C+D)	49.12%	49.05%	48.53%	51.09%	53.00%

Second Quarter 2026 Results

Supplemental information
APPENDIX H: Loan purchase discount accretion and its impact on the Company's NIM
Included in interest income for the second quarter of 2026 was loan purchase accounting discount accretion of $1.1 million compared to $1.1 million for the linked quarter and $1.5 million for the like quarter, with the activity primarily related to the continued repayments/reduction of the loan portfolio acquired from GrandSouth Bancorporation in January of 2023. Loan discount accretion had positive impacts of three basis points, three basis points and four basis points, respectively, on the Company's NIM and NIM-T/E in the second quarter of 2026, the linked quarter and the like quarter.
The following table presents the impact to net interest income of the purchase accounting adjustments for each period.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2026	March 31, 2026	June 30, 2025

Interest income - increased by accretion of loan discount on acquired loans	$1,083	$1,065	$1,457
Total interest income impact	1,083	1,065	1,457
Interest expense - increased by discount accretion on deposits	(62)	(61)	(102)
Interest expense - increased by discount accretion on borrowings	(87)	(86)	(194)
Total net interest expense impact	(149)	(147)	(296)
Total impact on net interest income	$934	$918	$1,161